UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2005

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5800 Armada Drive, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 602-3292

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Letter Agreement with General Dynamics Advanced Information Services

On July 6, 2005, JMAR’s Microelectronics Division (JSI Microelectronics, Inc.) entered into a Letter Subcontract with General Dynamics Advanced Information Services, Inc. (GDAIS). This Letter Subcontract authorizes JMAR to continue performance of services under its Subcontract with GDAIS and provides for funding under the Subcontract in 2005 of $1,300,000, against a total Subcontract amount (inclusive of this $1.3 million) of approximately $4.2 million which JMAR expects to receive later in 2005.

Entry into Lease Agreement

On July 7, 2005, JMAR’s Microelectronics Division entered into a Third Amendment to McClellan Park Standard Form Gross Lease Agreement with MP Holdings, LLC, providing for the extension of its current lease until May 31, 2008 and providing for relocation into a total of 7,200 square feet of newly improved space in the same building. Microelectronics Division is currently occupying 2,567 square feet of office space which is inadequate for its current and proposed operations. Commencing on October 31, 2005, the base rent for the new premises will be $9,360 per month for the first twelve months, with an additional $618 per month for 502 square feet of storage space. The total base rent will increase by three percent on each anniversary of the commencement date. The Lease is triple net, with the tenant responsible for a pro rata share of the project expenses, including taxes, insurance and common area expenses. In addition to certain improvements to the space that will be borne by the landlord, tenant improvements of approximately $200,000 will be amortized over a thirty-six month period and paid by Microelectronics Division as additional rent of $6,453. Microelectronics Division is also granted a right of first refusal to lease an additional 2,520 square feet of adjacent space.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

July 12, 2005	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer